UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.____)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

THE MARCUS CORPORATION
(Name of Registrant as Specified in its Charter)

________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MARCUS CORPORATION

[LOGO]
100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202-4125

_________________

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, October 16, 2007

_________________

To the Shareholders of

        THE MARCUS CORPORATION

        NOTICE IS HEREBY GIVEN THAT the 2007 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Tuesday, October 16, 2007, at 10:00 A.M., local time, at The Marcus Majestic Cinema of Brookfield, 770 N. Springdale Road, Brookfield, Wisconsin, for the following purposes:

1.	to elect ten directors for the ensuing year; and

2.	to consider and act upon any other business that may be properly brought before the meeting or any adjournment thereof.

        Only holders of record of our Common Stock and Class B Common Stock as of the close of business on August 6, 2007, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. Shareholders may vote in person or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration.

        Shareholders are cordially invited to attend the meeting in person. A map is provided on the following page to assist you in locating The Marcus Majestic Cinema of Brookfield. Even if you expect to attend the meeting in person, to help ensure your vote is represented at the meeting, please complete, sign, date and return in the enclosed postage paid envelope the accompanying proxy, which is being solicited by our board of directors. You may revoke your proxy at any time before it is actually voted by giving notice thereof in writing to the undersigned or by voting in person at the meeting.

        Interested parties are invited to listen to a live audio Webcast of the meeting by logging onto the “Investor Relations” section of our website: www.marcuscorp.com. Listeners should go to the website at least 15 minutes prior to the start of the presentation to download and install any necessary audio software.

        Accompanying this Notice of 2007 Annual Meeting of Shareholders is a proxy statement and form of proxy.

On Behalf of the Board of Directors /s/ Thomas F. Kissinger Thomas F. Kissinger Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
September 12, 2007

Important Information for Shareholders Attending
The Marcus Corporation 2007 Annual Meeting
10:00 a.m.
Tuesday, October 16, 2007
The Marcus Majestic Cinema of Brookfield
770 N. Springdale Road
Brookfield, Wisconsin

Directions:

From Madison:
Take I-94 East to Bluemound Rd. (Exit 297). Turn West (left) on W. Bluemound Rd. to N. Springdale Rd. Turn North (right) on N. Springdale Rd. The Marcus Majestic Cinema will be on the right side, just past Sam's Club.

From Milwaukee:
Take I-94 West to Barker Rd. (Exit 297). Turn North (right) on N. Barker Rd. to W. Bluemound Rd. Turn West (left) onto W. Bluemound Rd. to N. Springdale Rd. Turn North (right) on N. Springdale Rd. The Marcus Majestic Cinema will be on the right side, just past Sam's Club.

Experience The Magic of The Marcus Majestic Cinema:
Following the annual meeting on Tuesday, October 16, shareholders are invited to enjoy a complimentary movie at The Marcus Majestic Cinema.

THE MARCUS CORPORATION
[LOGO]

_________________

PROXY STATEMENT

_________________

For
2007 Annual Meeting of Shareholders
To Be Held Tuesday, October 16, 2007

        This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about September 12, 2007, in connection with the solicitation of proxies by our board of directors for use at our 2007 Annual Meeting of Shareholders to be held on Tuesday, October 16, 2007, at 10:00 A.M., local time, at The Marcus Majestic Cinema of Brookfield, 770 N. Springdale Road, Brookfield, Wisconsin and at any postponement or adjournment thereof (collectively, “Meeting”), for the purposes set forth in the attached Notice of 2007 Annual Meeting of Shareholders and as described herein.

        Execution of a proxy will not affect your right to attend the Meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below and (2) on such other matters that may properly come before the Meeting in accordance with the best judgment of the persons named as proxies.

        Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on August 6, 2007 (“Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 21,486,738 Common Shares and 8,889,588 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 110,382,618, consisting of 21,486,738 represented by outstanding Common Shares and 88,895,880 votes represented by outstanding Class B Shares.

ELECTION OF DIRECTORS

        At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2008 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.

        All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the nominees, together with certain information about each of them as of the Record Date, are set forth below.

	Name	Current Principal Occupation	Age	Director Since
[Photo]	Stephen H. Marcus	Our Chairman of the Board, President and Chief Executive	72	1969
		Officer(1)(2)(3)
[Photo]	Diane Marcus Gershowitz	Real estate management and investments(1)(3)	68	1985
[Photo]	Daniel F. McKeithan, Jr.	President of Tamarack Petroleum Company, Inc. (operator	71	1985
		of oil and gas wells) and President of Active Investor
		Management, Inc. (manager of oil and gas wells)
[Photo]	Allan H. Selig	Commissioner of Major League Baseball and President and	72	1995
		Chief Executive Officer of Selig Executive Leasing Co.,
		Inc. (automobile leasing agency)(4)
[Photo]	Timothy E. Hoeksema	Chairman of the Board, President and Chief Executive	60	1995
		Officer of Midwest Air Group, Inc. (commercial airline
		carrier)
[Photo]	Bruce J. Olson	Our Senior Vice President(2)	57	1996
[Photo]	Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and	58	1996
		investments) and former Co-Chairman of Emigrant Savings
		Bank (savings bank)
[Photo]	Bronson J. Haase	Retired President of Pabst Farms Equity Ventures LLC, a	63	1998
		real estate development organization; retired President
		and Chief Executive Officer of Wisconsin Gas Company (gas
		utility) and Vice President of WICOR, Inc. (utility
		holding company); and former President and Chief
		Executive Officer of Ameritech Wisconsin
[Photo]	James D. Ericson	Retired President, Chief Executive Officer and Chairman	71	2001
		of the Board of Trustees of The Northwestern Mutual Life
		Insurance Company (life insurance company)(5)
[Photo]	Gregory S. Marcus	Our Senior Vice President of Corporate Development(1)(2)	42	2005

(1)	Stephen H. Marcus and Diane Marcus Gershowitz are brother and sister. Gregory S. Marcus is the son of Stephen H. Marcus.

(2)	Stephen H. Marcus, Bruce J. Olson and Gregory S. Marcus are also officers of certain of our subsidiaries.

(3)	As a result of their beneficial ownership of Common Shares and Class B Shares, Stephen H. Marcus and/or Diane Marcus Gershowitz may be deemed to control, or share in the control of, the Company. See “Stock Ownership of Management and Others.”

(4)	Allan H. Selig is a director of Oil-Dri Corporation of America.

(5)	James D. Ericson is a director of Kohl’s Corporation and Green Bay Packaging, Inc.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

        Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board has with the Company, including the relationships between the Company and Selig Executive Leasing Co., Inc., the Milwaukee Brewers and Midwest Air Group, Inc., the board of directors has determined that each of Messrs. McKeithan, Selig, Hoeksema, Milstein, Haase and Ericson are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).

Code of Conduct

        The board of directors has adopted the Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. It is available under the “Human Resources” section of our corporate web site, www.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

Committees of the Board of Directors

        Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our web site at www.marcuscorp.com. In addition, our board and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our web site. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.

        Audit Committee. Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; and (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters. During our fiscal 2007, our Audit Committee consisted of Daniel F. McKeithan, Jr. (Chairman), James D. Ericson and Philip L. Milstein. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met three times during our fiscal 2007. See “Audit Committee Report.”

        Compensation Committee. Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries and (2) administer our executive compensation plans, programs and arrangements. See “Compensation Discussion and Analysis.” During our fiscal 2007, our Compensation Committee consisted of Timothy E. Hoeksema (Chairman), Bronson J. Haase, Daniel F. McKeithan, Jr. and Philip L. Milstein. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Compensation Committee met three times in our fiscal 2007. See “Compensation Discussion and Analysis.”

        Corporate Governance and Nominating Committee. Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. During our fiscal 2007, our Corporate Governance and Nominating Committee consisted of Bronson J. Haase (Chairman), Timothy E. Hoeksema and Allan H. Selig. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met three times in fiscal 2007.

        The Corporate Governance and Nominating Committee performs evaluations of the board of directors as a whole, the Executive Committee of the board of directors, and the individual directors. In addition, the Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently from any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2008 Annual Meeting of Shareholders, the notice must be received by the date identified under the heading “Other Matters.” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Current Report on Form 8-K, dated July 18, 2006. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.

        Finance Committee. Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and/or consultation with respect to potential transactions. During our fiscal 2007, our Finance Committee consisted of Stephen H. Marcus, James D. Ericson, Diane Marcus Gershowitz, Philip L. Milstein and Allan H. Selig. The Finance Committee did not meet in fiscal 2007.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Board Meetings, Director Attendance, Executive Sessions and Presiding Director

        Our board of directors met five times in our fiscal 2007. Each of our directors attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during fiscal 2007. Our independent directors meet periodically in executive sessions without management present. The independent directors who serve as chairmen of our Audit, Compensation and Corporate Governance and Nominating Committees serve as the chairman of these meetings of independent directors on a rotating basis.

        Directors are expected to attend our annual meeting of shareholders each year. At the 2006 annual meeting of shareholders, all of our directors were in attendance in person.

Contacting the Board

        You may contact our board of directors or a specific director by sending a letter, regular or express mail, addressed to our board or the specific director in care of Mr. Kissinger, at the above address. Mr. Kissinger will promptly forward appropriate shareholder communications to the board or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

        The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Compensation Discussion and Analysis”; (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)		Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
	Directors and Named Executive Officers
Stephen H. Marcus(2)
Common Shares	21,895		6,703		28,598
					*		36.7%
Class B Shares	3,992,193		52,070		4,044,263
					(45.5%)
Diane Marcus Gershowitz(2)
Common Shares	55,647	(4)	700		56,347	(4)
					*		36.5%
Class B Shares	2,983,109		1,045,172		4,028,281
					(45.3%)
Daniel F. McKeithan, Jr.
Common Shares	17,720	(4)	0		17,720	(4)
					*		*
Allan H. Selig
Common Shares	13,445	(4)	0		13,445	(4)
					*		*
Timothy E. Hoeksema
Common Shares	14,401	(4)	0		14,401	(4)
					*		*
Philip L. Milstein
Common Shares	63,854	(4)(5)	7,800		71,654	(4)(5)
					*		*
Class B Shares	39,601		62,055	(5)	101,656	(5)
					(1.1%)
Bronson J. Haase
Common Shares	10,752	(4)	0		10,752	(4)
					*		*
James D. Ericson
Common Shares	8,460	(4)	0		8,460	(4)
					*		*
Bruce J. Olson
Common Shares	192,526	(3)(6)	12,994		205,520	(3)(6)
					*		*

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)

Gregory S. Marcus
Common Shares	89,438	(3)(6)	75	89,513	(3)(6)
				*		2.5%
Class B Shares	259,703		10,667	270,370
				(3.0%)
William J. Otto
Common Shares	53,081	(3)(6)	0	53,081	(3)(6)
				*		*
Thomas F. Kissinger
Common Shares	99,454	(3)(6)	0	99,454	(3)(6)
				*		*
Douglas A. Neis
Common Shares	103,411	(3)(6)	0	103,411	(3)(6)
				*		*
All directors and executive officers as a group
(13 persons)(7)
Common Shares(8)	744,084	(3)	27,572	771,656	(3)
				(3.5%)		76.8%
Class B Shares	7,274,606		1,148,488	8,423,094
				(94.8%)

	Other Five Percent Shareholders
Private Capital Management, L.P.(9)
Common Shares(10)	81,987	4,556,407	4,638,394
			(21.6%)	4.2%
Advisory Research, Inc.(11)
Common Shares(12)	2,266,261	0	2,266,261	2.1%
			(10.5%)
Dimensional Fund Advisors Inc.(13)
Common Shares(14)	1,792,076	0	1,792,076	1.6%
			(8.3%)
Barclay’s Global Investors, NA(15)
Common Shares(16)	1,280,940	0	1,280,940	1.2%
			(6.0%)

* Less than 1%.

(1)	Includes, in some cases, shares over which a person has or shares voting power and/or investment power, as to which beneficial ownership may be disclaimed. 700 Common Shares and 21,476 shares of Class B Shares held in certain trusts are included in the beneficial ownership figures for both Stephen H. Marcus and Diane Marcus Gershowitz because both of them are trustees of these trusts, but such shares are counted only once in the amounts under “All directors and executive officers as a group.” The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares.

(2)	The address of Stephen H. Marcus and Diane Marcus Gershowitz is c/o 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

(3)	Includes 6,569, 2,446, 3,032, 3,479 and 3,661 Common Shares held for the respective accounts of Bruce J. Olson, William J. Otto, Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis in our Pension Plus Plan as of May 31, 2007, the end of our fiscal 2007. See “Compensation Discussion and Analysis – Other Benefits – Qualified Retirement Plan.”

(4)	Includes: (1) 6,704 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Philip L. Milstein, Allan H. Selig and Timothy E. Hoeksema; (2) 7,417 Common Shares subject to acquisition by Bronson J. Haase; and (3) 5,991 Common Shares subject to acquisition by James D. Ericson, in each case pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. This number also includes 901 Common Shares subject to certain restrictions on transfer under securities laws held by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Allan H. Selig, Philip L. Milstein, Timothy E. Hoeksema, James D. Ericson and Bronson J. Haase, of which 509 were granted on October 4, 2006 and 392 were granted on October 6, 2005. See “Compensation Discussion and Analysis – Non-Employee Director Compensation.” The restrictions on these restricted Common Shares terminate on the second anniversary of the date on which they were granted.

(5)	Includes 62,055 Class B Shares held by Philip L. Milstein as a partner of Northmon Investment Co. Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (1) 5,625 Common Shares in the AB Elbaum Trust, of which Mr. Milstein is co-trustee; (2) 2,000 Common Shares held by Mr. Milstein’s wife; (3) 8,100 Common Shares held by Mr. Milstein’s children; (4) 57,500 Common Shares held by the PLM Foundation, of which Mr. Milstein is co-trustee; and (5) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.

(6)	Includes 39,923, 11,407, 79,131, 79,131 and 79,131 Common Shares subject to acquisition by Bruce J. Olson, William J. Otto, Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards.”

(7)	In determining the aggregate beneficial ownership of Common Shares and Class B Shares for all directors and named executive officers as a group, shares that are beneficially owned by more than one director or officer are counted only once to avoid overstatement.

(8)	Includes 335,651 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan Based Awards” and “Compensation Discussion and Analysis – Non-Employee Director Compensation.”

(9)	The address of Private Capital Management, L.P. (“PCM”) is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108.

(10)	Other than share ownership percentage information, the information set forth is as of February 14, 2007, as reported by PCM in its Schedule 13G/A filed with us and the SEC.

(11)	The address of Advisory Research, Inc. (“ARI”) is 180 North Stetson Street, Suite 5500, Chicago, Illinois 60601.

(12)	Other than share ownership percentage information, the information set forth is as of March 13, 2007, as reported by ARI in its Schedule 13G filed with us and the SEC.

(13)	The address of Dimensional Fund Advisors Inc. (“DFA”) is 1299 Ocean Avenue, Santa Monica, California 90401.

(14)	Other than share ownership percentage information, the information set forth is as of February 9, 2007, as reported by DFA in its Schedule 13G/A filed with us and the SEC.

(15)	The address of Barclays Global Investors, NA (“BGI”) is 45 Fremont Street, San Francisco, CA 94105.

(16)	Other than share ownership percentage information, the information set forth is as of January 23, 2007, as reported by BGI in its Schedule 13G filed with us and the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis, or “CD&A,” is intended to provide information about our compensation philosophy, principles and processes for our chief executive officer, our chief financial officer and certain other current executive officers (we sometimes collectively refer to these executive officers as our “named executive officers”). This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. Our CD&A is organized as follows:

•	Overview of Our Executive Compensation Philosophy. In this section, we describe our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.

•	Role of Our Compensation Committee. This section describes the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.

•	Total Compensation. In this section, we describe our named executive officers’ total compensation.

•	Elements of Compensation. This section includes a description of the types of compensation paid and payable to our executive officers.

•	Executive Stock Ownership. This section describes the stock ownership of our named executive officers.

•	Impact of Tax, Accounting and Dilution Considerations. This section discusses Section 162(m) of the Internal Revenue Code of 1986 and certain accounting, financial reporting and shareholder dilution consequences that have impacted some of our executive compensation programs and decisions.

Overview of Our Executive Compensation Philosophy

        Our executive compensation and benefit programs are designed to advance the following core compensation philosophies and principles:

•	We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute to our long-term success and value creation.

•	We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.

•	Our executive compensation policies are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial equity-based compensation component that helps to more closely align our management’s financial interests with those of our shareholders, and that otherwise encourages our management team to take appropriate market-responsive risk-taking actions that will facilitate our long-term growth and success.

Role of Our Compensation Committee

        Our Compensation Committee attempts to ensure that our executive compensation and benefit programs are consistent with our core compensation philosophies and principles by:

•	Analyzing survey and benchmark data from Watson Wyatt, a nationally-recognized executive compensation consulting firm, about the compensation levels of similarly situated executives at equivalently-sized companies in sectors and industries that are comparable to ours.

•	Reviewing on an annual basis the performance of our company and our named executive officers, with assistance and recommendations from our chief executive officer (other than respecting himself), and determining their total direct compensation based on competitive levels as measured against our surveyed group of benchmarked companies, our company’s financial performance, each executive’s individual performance and other factors described below.

•	Reviewing the performance and determining the total compensation earned by, or paid or awarded to, our chief executive officer independent of input from him.

•	Maintaining the practice of holding executive sessions (without management present) at every meeting of our Committee.

•	Taking into account the long-term interests of our shareholders in developing and implementing our executive compensation plans and in making our executive compensation decisions.

        While our Committee has not recently retained an independent executive compensation consulting firm to assist us in developing our executive compensation plans or in making our executive compensation decisions, our management annually engages the services of Watson Wyatt to provide us with then current survey and benchmarking compensation data on a position-by-position basis for each of our named executive officers. Specifically, Watson Wyatt provides us with requested data respecting the base salary and total direct compensation (i.e., base salary and bonus) for similarly situated executives at other companies with comparable annual revenue levels in the following sectors and industries: (1) all organizations (excluding financial service organizations); (2) all non-manufacturing organizations; (3) service organizations; (4) leisure and hospitality service organizations; and (5) leisure and recreational services organizations (including motion picture theatre organizations). We chose these sectors and industries so as to provide us with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies in sectors and industries comparable to ours. In particular, when reviewing this survey data, we pay particular attention to the benchmark direct compensation data related to the leisure and hospitality and leisure and recreational service companies because we believe that they are the most similar to our Hotels and Resorts and Theatre Divisions.

Total Compensation

        The compensation paid to our named executive officers consists of four main elements: (1) salary; (2) an annual incentive cash bonus; (3) an equity-based component, including annual stock option grants and/or periodic restricted stock awards; and (4) other benefits, including those made available under our employee benefit plans. The combination of these elements is intended to provide our executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to our long-term success and value creation. Additionally, these compensation elements, particularly our annual incentive cash bonus and equity-based awards, are designed to foster a shareholder mentality and the continuation of our entrepreneurial spirit by encouraging our executives to take appropriate market-responsive risk-taking actions that help create long-term shareholder value.

        While the relative amounts of salaries and benefits provided to our named executive officers are intended to be set at competitive levels compared to our surveyed group of benchmarked companies, we provide our executives with the opportunity to earn significant additional amounts through performance-based cash and equity-based incentive compensation programs.

        For fiscal 2007, the total direct compensation (i.e., salary and annual cash bonus) paid to our named executive officers generally fell between the 50th and 75th percentile of the total direct compensation amounts paid to executives holding equivalent positions at our surveyed group of benchmarked companies. We believe that this relative level of total direct compensation reflected the highly experienced nature of our senior executive team and was consistent with our corporate financial performance, the individual performance of our named executive officers and our prior shareholder return. We also believe that these total direct compensation levels were reasonable in their totality and supported our core compensation philosophies and principles. For fiscal 2008, we established the range of potential total direct compensation payable to our named executive officers at the same relative levels compared to updated recent information for our benchmarked companies.

        The components of our named executive officers’ total compensation are weighted so that base salary comprises most of our executives’ total direct compensation and is independently set at competitive levels otherwise payable to similarly situated executives at our surveyed group of benchmarked companies. The targeted annual incentive cash bonus awards range from between 35% to 90% of such officers’ respective base salary. Stephen H. Marcus, our chief executive officer, has a higher percentage of his total compensation based on achieving his incentive bonus targets because we believe that he has the most potential to impact our corporate financial performance, and because we do not grant equity awards to him due to his and his family’s significant beneficial ownership of our Common Shares. We believe this emphasis and allocation most effectively links pay-for-performance. We then try to equate the relative level of equity awards to approximately 25% to 40% of each officer’s total compensation.

Elements of Compensation

        Base Salary

        Our Compensation Committee, in consultation with our chief executive officer (other than with respect to decisions affecting himself), strives to establish competitive base salaries for our named executive officers as measured against our surveyed group of benchmarked companies. Each executive officer’s salary is initially based on the level of his responsibilities, the relationship of such responsibilities to those of our other executive officers and his tenure at our company. We evaluate and adjust the base salaries of our named executive officers annually as of July 1 of each fiscal year. When evaluating and adjusting the salaries of our named executive officers (other than our chief executive officer), we consider the recommendations of our chief executive officer. In making his recommendations, our chief executive officer generally takes into account: (1) our corporate financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to our historical and budgeted performance; (2) general economic conditions (including inflation) and the impact such conditions had on our operations and results; (3) each executive officer’s past, and anticipated future, contributions to our performance; (4) each executive officer’s compensation history with our company and the past levels of each element of total compensation; (5) how each executive officer’s salary compares to the range of salaries of similarly situated executives at our surveyed group of benchmarked companies; (6) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (7) the executive’s participation in significant corporate achievements during the prior fiscal year. Our Compensation Committee, while looking to our chief executive officer for his recommendations as to the salaries of our other named executive officers, also engages in its own independent review and judgment concerning such base salary adjustments based on the foregoing factors. When evaluating and adjusting our chief executive officer’s salary, our Committee independently, and without his input, considers the factors cited above, as well as his ability to inspire subordinates with the vision of our company, and makes our decisions accordingly.

        As a result of the foregoing, for fiscal 2007, Stephen H. Marcus, Douglas A. Neis, Bruce J. Olson, William J. Otto, Thomas F. Kissinger and Gregory S. Marcus received increases of 7.5%, 10.8%, 6.0%, 5.8%, 7.0% and 6.7%, respectively, in their base salaries. In fiscal 2007, the base salaries paid to Messrs. S. Marcus, Neis, Olson, Otto, Kissinger and G. Marcus represented 58%, 52%, 51%, 54%, 56% and 56%, respectively, of their respective total compensation for such fiscal year as set forth below in the Summary Compensation Table.

        Based on our analyzing similar factors earlier this year, for fiscal 2008, Messrs. S. Marcus, Neis, Olson, Otto, Kissinger and G. Marcus each received an increase in their annual base salary of 7.8%, 14.9%, 5.6%, 9.1%, 9.8% and 7.1%, respectively.

        Cash Bonuses

        We establish targeted potential annual cash bonus awards at the beginning of each fiscal year pursuant to our incentive plan, which our Committee administers. Our current incentive plan was initially introduced during our fiscal 2004 based on the advice of two compensation consulting firms, with the objective of further strengthening the link between increases in our long-term shareholder value and management compensation. Our initial incentive plan identified “economic profit” as the sole financial metric upon which to determine corresponding incentive bonuses. “Economic profit” is a dollar amount equal to the excess of net operating profit after tax, or “NOPAT,” over a calculated cost of capital employed by us. In July 2007, our Committee amended our incentive plan to allow our Committee to select from a wider variety of appropriate financial metrics upon which to base the financial targets for achieving a corresponding incentive bonus. Our amended incentive plan now allows our Committee to choose from one or more of the following financial metrics, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues; gross operating profit; operating income; pre-tax earnings; net earnings; earnings per share; earnings before interest, taxes, depreciation and amortization (EBITDA); economic profit; operating margins and statistics; financial return and leverage ratios; total shareholder return metrics; or a company-specific financial metric (such as Adjusted EBITDA). Additional financial measures not specified may be considered if our Committee determines that the specific measure contributes to achieving the primary goal of our incentive plan – sustained growth in long-term shareholder value. Our Committee retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.

        Targeted bonus awards under the incentive plan may be based on our relative achievement of the selected consolidated financial targets and/or divisional financial targets, as well as on discretionary individual performance measures that help enhance shareholder value as determined by our Compensation Committee. We also from time to time have granted special compensation awards to our named executive officers and other key employees to reward their integral involvement in significant corporate achievements or events, such as in connection with our sale of our limited service lodging division and Miramonte Resort in fiscal 2005 and the payment of our $7.00 per share special dividend in fiscal 2006. For fiscal 2007, we granted special compensation awards to Messrs. Neis, Olson, Kissinger and G. Marcus to reward their significant contributions in connection with our acquisition of 11 theatres from Cinema Entertainment Corporation in April 2007.

        At the beginning of each fiscal year, based on our company’s budgeted financial performance for that fiscal year, we establish applicable financial targets for such fiscal year. For each selected applicable financial target, we also establish a threshold minimum level of financial performance and a maximum level of financial performance relative to such target. If our actual financial performance equals our targeted financial metric, then the portion of our incentive bonus payouts based on achieving that financial target will be equal to 100% of the targeted bonus amount. If we do not achieve the specified minimum threshold level of financial performance, then no incentive bonus payouts based on financial performance will be paid. If we equal or exceed the specified maximum level of financial performance, then we will pay out 200% of the targeted amount of the incentive bonuses based on achieving the selected financial performance metric. Financial performance between the threshold and target levels and between the target and maximum levels will result in a prorated portion of the financial-based bonus being paid.

        Under our incentive plan for fiscal 2007, our Compensation Committee approved for each named executive officer an annual incentive cash bonus target award that represented a percentage of each officer’s respective base salary. For our fiscal 2007, the target incentive bonus percentages of base salary for our named executive officers were established at between 35% and 45%, and for Mr. S. Marcus, at 90%. Our Compensation Committee determined that these target bonus awards, if earned, would result in our payment of total direct compensation amounts that would generally fall between the 50th and 75th percentile of the total direct compensation paid to similarly situated executives at our surveyed group of benchmarked companies.

        The fiscal 2007 targeted incentive bonus awards for Messrs. Olson and Otto, who each have direct managerial responsibilities for our two operating divisions, were based on the relative achievement of our fiscal 2007 economic profit target for their respective divisions, along with the relative achievement of our consolidated economic profit target for fiscal 2007, as well as on individual performance measures. The fiscal 2007 targeted incentive bonus awards for Messrs. S. Marcus, Neis, Kissinger and G. Marcus were based on the relative achievement of our consolidated economic profit target for fiscal 2007, along with the achievement of individual performance measures. The applicable economic profit targets were based on stretch goals for our budgeted fiscal 2007 financial performance expectations for our company and each of our two operating divisions. Since the implementation of our incentive plan, we have achieved between 61% – 93% of the applicable consolidated financial targets and 25% – 156% of the applicable division financial targets. Individual performance measures included such officer’s individual contributions and achievements during fiscal 2007, particularly as such contributions and achievements related to advancing our entrepreneurial spirit. For fiscal 2007, 80% of each named executive officer’s targeted incentive bonus potential was based on achieving their applicable economic profit target (for Messrs. Olson and Otto, this aspect of their bonus potential was further weighted 80% to achieving their respective divisional economic profit target and 20% to achieving our consolidated economic profit target) and 20% based on achieving his applicable individual performance factors. For fiscal 2007, our actual consolidated economic profit achieved was 93% of our target amount. Similarly, our actual fiscal 2007 Theatre Division economic profit was equal to the target amount. Our actual fiscal 2007 Hotels and Resorts Division economic profit was 76% of the target amount. As a result, and because each named executive officer successfully achieved each of his respective individual performance criterion, Messrs. S. Marcus, Neis, Olson, Otto, Kissinger and G. Marcus earned fiscal 2007 incentive bonus amounts equal to 85%, 33%, 44%, 33%, 33% and 33%, respectively, of their base salaries.

        For our fiscal 2008, the target incentive bonus awards for our named executive officers as a percentage of their base salaries were again established at between 35% and 45% and the target incentive bonus percentage for Mr. S. Marcus was increased to 95%. We again determined these percentages based on targeting potential total direct compensation levels to each executive that, if earned, would result in our payment of total direct compensation to them that would generally fall between the 50th and 75th percentile of total direct compensation paid to similarly situated executives at our benchmarked companies. Our Compensation Committee decided to change our financial metric for determining whether to pay out a financial bonus payment for fiscal 2008 from economic profit to “Adjusted EBITDA.” We made this decision because we believe that Adjusted EBITDA will be more easily understood than economic profit and will, therefore, provide greater incentive to our management team. We also believe that Adjusted EBITDA is more widely used than economic profit by securities analysts, investors and other interested parties in evaluating the financial performance and enterprise value of our company. For purposes of determining the relative achievement of our 2008 financial targets, we defined “Adjusted EBITDA” as operating income plus depreciation and amortization, preopening expense and equity earnings from unconsolidated joint ventures. Additional adjustments may be made to either actual or targeted Adjusted EBITDA if our actual capital expenditures exceed our pre-approved annual capital budget or our actual preopening expense exceeds our pre-approved operating budget. Our Committee retains the ability to adjust the Adjusted EBITDA targets for fiscal 2008 to take into account exceptional circumstances.

        The fiscal 2008 targeted incentive bonus awards for Messrs. Olson and Otto are based 64% on achieving the fiscal 2008 Adjusted EBITDA target of their respective divisions, 16% on achieving our fiscal 2008 consolidated Adjusted EBITDA target, and 20% on achieving their applicable individual performance measures. The fiscal 2008 target incentive bonus award for Mr. S. Marcus is based 80% on achieving our fiscal 2008 consolidated Adjusted EBITDA target and 20% on achieving his applicable individual performance measures. The fiscal 2008 target incentive bonus amounts for Messrs. Neis, Kissinger and G. Marcus are based 60% on achieving our fiscal 2008 consolidated Adjusted EBITDA target and 40% on achieving their applicable individual performance measures. We established these Adjusted EBITDA targets based on stretch goals for our budgeted financial performance expectations for fiscal 2008 for both our company and each of our two divisions. We believe that the level of achievability of these targets will be consistent with the relative level of achievement of our historical financial targets. Individual performance measures for fiscal 2008 include such officer’s individual contributions and achievements during fiscal 2008, particularly as such contributions and achievements relate to advancing our entrepreneurial spirit.

        Equity Awards

        We believe that equity-based awards support our core compensation philosophies and objectives because they encourage entrepreneurism and help our named executive officers to maintain a shareholder mentality in managing our businesses. We believe that using equity-based awards as an important component of our executive compensation package will further our goals of promoting continuity of management and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success. Historically, we have granted stock options to a broad range of employees because we believe it is beneficial to our shareholders to have our employees maintain a shareholder orientation and an entrepreneurial spirit. In fiscal 2007, over 60% of our employee stock options were granted to employees other than our named executive officers. In fiscal 2008, this percentage remained similarly high at 61%. Generally, we have granted restricted stock every third fiscal year to a smaller group of more senior executives in order to minimize dilution to our shareholders and provide an additional long-term equity-based incentive to the individuals that we believe have the potential to most directly and significantly impact our long-term value creation.

        The relative size of our annual stock option grants and periodic restricted stock awards to our named executive officers is typically based on: (1) the individual’s length of service, responsibilities and contributions to our performance over the past fiscal year; (2) the individual’s anticipated future contributions to our success; (3) the historical levels of option grants and restricted stock awards to, and the level of existing stock ownership of, such individual and other executive officers; (4) the relative levels of option grants and restricted stock awards then being made to all employees and other executive officers, including compared to our historical aggregate levels of stock options and/or restricted stock grants; and (5) the accounting and financial reporting impact and potential dilutive effective to our shareholders of such grants. All options are granted with an exercise price equal to 100% of the fair market value of our Common Shares on the date of grant. Our options generally vest and become exercisable with respect to 40% of the shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, but expire ten years after the grant date.

        We generally follow a practice of granting stock options to all selected and then serving executives once a year on an annual fixed-date basis, with an effective grant date as of the third business day after the public release of our fiscal year financial results. We follow this practice so that the exercise price associated with our annual stock option grants reflects all then currently publicly available material information about our company. We only grant options with an exercise price equal to the closing sale price of our Common Shares on the effective date of grant. In the future, for newly hired executives or other employees to whom we determine to grant equity-based awards, such grants will have an effective date upon our Committee’s approval of such grants.

        We have adopted a policy that prohibits the repricing of stock options, and we have never repriced any options (other than in connection with making equitable adjustments as required under our stock option and equity awards plans in connection with stock splits and our special cash dividend). Similarly, we have never engaged in any type of so-called stock option “back dating” practices or other similar grant date manipulations of stock options, and we will never do so in the future. While our chief executive officer recommends the recipients of our equity-based awards and the relative level of such awards, we do not delegate grant authority to him or any other members of our management.

        We began placing a greater emphasis on granting restricted stock awards beginning in fiscal 2004 and we continued that emphasis in fiscal 2007. We use periodic restricted stock awards to complement our annual stock option grants to our top executives. We believe that our increased use of restricted stock in lieu of large stock option grants not only reduces potential dilution to our shareholders, but also enhances the ownership perspective and entrepreneurial spirit of our named executive officers, which we hope will benefit our shareholders over the longer term. We try to maintain our so-called “run rate” of annual equity grants at below 1% of our fully-diluted outstanding Common Shares.

        In early fiscal 2007, we decided that the vesting schedule associated with our prior restricted stock grants (i.e., 25% at the end of three years, five years, 10 years and upon retirement) was too long and not comparable to, or competitive with, the vesting schedule of restricted stock grants made at many other companies. As a result, our 2007 restricted stock grants have a vesting schedule of 50% after the third anniversary of grant and 100% after the fifth anniversary. We do not currently anticipate making another significant restricted stock grant to all of our named executive officers until fiscal 2010, although we may do so based on then current facts and circumstances.

        Based on the foregoing considerations, in fiscal 2007, our named executive officers (other than our chief executive officer) each received a stock option grant for 15,000 shares, and a restricted stock award for 7,500 shares.

        Based on the foregoing considerations, in fiscal 2008, our named executive officers (other than our chief executive officer) each received a stock option grant for 15,000 shares.

        Mr. S. Marcus is not eligible under our stock option and equity awards plans to receive any equity-based grants because he beneficially owns more than 5% of our voting power and his economic interests are already substantially directly linked to the price performance and shareholder return of our Common Shares.

        Other Benefits

            Qualified Retirement Plan

        Our Pension Plus Plan is a profit-sharing plan with Internal Revenue Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including our named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make pre-tax deposits of up to 60% of his or her annual compensation. The Pension Plus Plan also provides for three types of employer contributions: (1) a basic contribution equal to 1% of a participating employee’s annual compensation; (2) a matching contribution equal to one-fourth of the employee’s pre-tax deposits not exceeding 6% of such annual compensation; and (3) a discretionary profit performance contribution determined by our board of directors each year. For purposes of the profit performance contribution, we and our subsidiaries are divided into three profit sharing groups, and the profit performance contribution for the participating employees employed by a particular profit sharing group is dependent on our overall operations meeting profitability targets, our having achieved a positive return on shareholders’ equity and that profit sharing group’s operating performance having been profitable. A participating employee’s share of the annual profit performance contribution, if any, for the employee’s profit sharing group is determined by multiplying the contribution amount by the ratio of the participating employee’s annual compensation to the aggregate annual compensation of all participating employees in that profit sharing group. The employee’s pre-tax savings deposits and the employer basic contributions allocated to a participating employee’s account are fully vested upon deposit, and the employer matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after six or seven years of service. Each participating employee has the right to direct the investment of the employee’s account in one or more of several available investment funds, including Common Shares. The vested portion of a participating employee’s account balance becomes distributable in a lump sum payment only after the employee’s termination of employment, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of pre-tax savings deposits for certain hardship reasons that are prescribed by applicable federal law.

            Nonqualified Deferred Compensation

        Our Deferred Compensation Plan is a nonqualified defined contribution program whereby our eligible employees, including our named executive officers, may voluntarily make irrevocable elections to defer receipt of up to 100% of their annual direct compensation (i.e., salary and/or incentive bonus) on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum or periodic installments). During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the average prime interest rate of a designated Milwaukee bank. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).

        Our Retirement Income Plan, or our “Supplemental Plan,” is a nonqualified defined benefit pension plan for our eligible employees. An employee participating in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For an employee entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2007, the reduction in annual Supplemental Plan benefits would equal approximately $11,988.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30	35
$100,000	$ 25,000	$ 33,300	$ 41,667	$ 50,000	$ 50,000
200,000	50,000	66,600	83,334	100,000	100,000
350,000	87,500	116,550	145,834	175,000	175,000
500,000	125,000	166,500	208,335	250,000	250,000
650,000	162,500	216,450	270,835	325,000	325,000
800,000	200,000	266,400	333,333	400,000	400,000
950,000	237,500	316,350	395,836	475,000	475,000

        The Supplemental Plan is available to eligible employees with annual compensation in excess of a specified level (i.e., $100,000 for 2007), including each of our named executive officers. The Supplemental Plan provides annual benefits (calculated on a straight life annuity basis assuming the benefits commence at age 65) based on a formula that takes into account the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years and the employee’s years of service. In calculating employee compensation for purposes of determining contributions to the Supplemental Plan, we use a participating employee’s total direct compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” below). In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the Pension Plus Plan and our former qualified pension plans.

        A participating employee is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement. Benefits payable under the Supplemental Plan are paid out of our general corporate assets as they become due after retirement or other termination.

            Perquisites

        While our named executive officers may from time to time use certain of our properties for personal reasons, we generally incur no, or in some cases only nominal, incremental costs associated with such usage. We encourage our executive officers to personally use our properties because we believe that it is very important for our executives to be intimately familiar with our properties, our service and product offerings, and our markets. We believe that such personal hands-on experiences help us to enhance our customer services and be better positioned to understand, manage and operate our businesses. We otherwise provide only nominal perquisites to our named executive officers. No perquisites provided in fiscal 2007 to any named executive officer, individually or in the aggregate, had an incremental cost to us of in excess of $10,000.

Executive Stock Ownership

        We have not adopted any executive or director stock ownership guidelines, although the Marcus family beneficially owns approximately 28% of our outstanding Common Shares and, therefore, is the largest shareholder group in our company. Our other named executives each beneficially own significant amounts of our Common Shares through direct stock ownership, restricted stock awards and stock option grants. As of the Record Date, Messrs. Neis, Olson, Otto and Kissinger each beneficially owned 103,411 shares, 205,520 shares, 53,081 shares, and 99,454 shares, respectively. As a result, we believe that our senior management team’s financial interests are significantly and directly related to the economic interests of our shareholders without the necessity of imposing arbitrary stock ownership guidelines. We have no policy prohibiting our executive officers or directors from hedging their Common Shares or otherwise pledging their Common Shares as collateral security for personal loans.

Impact of Tax, Accounting and Dilution Considerations

        As a result of our executives’ current executive compensation levels, we have not taken any action to qualify bonuses earned under our annual incentive bonus plan or restricted stock awards to comply with the regulations under Internal Revenue Code Section 162(m) relating to the $1 million cap on executive compensation deductibility. However, stock options granted under our various stock option plans will qualify for tax deductibility under Section 162(m).

        Additionally, our Committee carefully considers the accounting and financial reporting expenses associated with our grants of equity-based awards. We also consider the relative level of potential dilution to our shareholders resulting from such grants. As a result, we attempt to maintain an annual equity-based grant run-rate level that does not exceed 1% of our fully-diluted outstanding Common Shares.

Summary Compensation Table

        Set forth below is information regarding compensation earned by, paid or awarded to our following named executive officers during fiscal 2007: (1) Stephen H. Marcus, our chairman of the board, president and chief executive officer; (2) Douglas A. Neis, our chief financial officer and treasurer; (3) Bruce J. Olson, our senior vice president and president of Marcus Theatres Corporation; (4) William J. Otto, our president and chief operating officer of Marcus Hotels, Inc.; (5) Thomas F. Kissinger, our vice president, general counsel and secretary; and (6) Gregory S. Marcus, our senior vice president of corporate development. Messrs. Olson, Otto, Kissinger and G. Marcus represent our most highly-compensated executive officers, other than Mr. S. Marcus.

        The following table sets forth for our named executive officers: (1) the dollar amount of base salary earned during fiscal 2007; (2) the dollar amount of special compensation awards earned during fiscal 2007; (3) the dollar value of our FAS 123R expense during fiscal 2007 for all equity-based awards held by each named executive officer; (4) the dollar amount of cash bonuses under our incentive bonus plan earned during fiscal 2007; (5)  the change in pension value and the dollar amount of above-market earnings on nonqualified deferred compensation during the year; (6) the dollar amount of all other compensation for fiscal 2007; and (7) the dollar value of total compensation for fiscal 2007.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Restricted Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Stephen H. Marcus	2007	$586,539	$ --	$ --	$ --	$492,768	$(162,427)	$95,872	$1,012,752
Chairman of the
Board,
President & CEO
Douglas A. Neis	2007	236,866	10,000	39,662	58,799	77,644	27,077	9,172	459,220
CFO and Treasurer
Bruce J. Olson	2007	359,128	15,000	44,831	74,033	157,961	43,729	10,337	705,019
Senior Vice
President,
President of
Marcus Theatres
Corporation
William J. Otto	2007	278,557	--	43,863	71,126	91,872	20,000	8,943	514,361
President and COO
Marcus Hotels,
Inc.
Thomas F. Kissinger	2007	257,981	15,000	39,579	58,799	84,252	(2,079)	9,941	463,473
Vice President,
General Counsel
and Secretary
Gregory S. Marcus	2007	283,364	10,000	43,395	69,237	92,512	(4,000)	9,385	503,893
Senior Vice
President
Corporate
Development

(1)	For fiscal 2007, we granted special compensation awards to Messrs. Neis, Olson, Kissinger and G. Marcus to reward their significant contributions in connection with our acquisition of 11 theatres from Cinema Entertainment Corporation in April 2007.
(2)	The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions made in the valuations are discussed in Footnote 6 to our fiscal 2007 financial statements.
(3)	The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions made in the valuations are discussed in Footnote 6 to our fiscal 2007 financial statements.
(4)	Reflects cash bonuses earned under our incentive bonus plan in connection with our achievement in fiscal 2007 of the specific performance targets described above in the CD&A under “Cash Bonuses.”
(5)	The numbers in this column reflect the sum of (1) the aggregate change in the actuarial present value of accumulated benefits under our Supplemental Plan from the plan measurement date used for financial statement reporting purposes with respect to fiscal 2006 to the plan measurement date used for financial statement reporting purposes with respect to fiscal 2007, and (2) above-market earnings in our Deferred Compensation Plan. The present value of accumulated benefits under our Supplemental Plan for Mr. S. Marcus declined during fiscal 2007 due to the fact that he has continued employment beyond the actuarially assumed retirement age of 65 and his expected future payments under the plan are now expected to be paid out over a shorter life expectancy. The present value of accumulated benefits for Messrs. Kissinger and G. Marcus declined during fiscal 2007 because offset benefits under the plan (e.g., Social Security and employer-provided qualified benefits) grew at a faster rate than the gross benefit under the Supplemental Plan.

(6)	$86,856 of the figure in this column for Mr. S. Marcus represents imputed income on split-dollar life insurance premiums paid by us.

Grants of Plan-Based Awards

        As described above in the CD&A, we maintain our 1995 Equity Incentive Plan and 2004 Equity Incentive Plan, pursuant to which grants of restricted stock and/or stock options may be made to our named executive officers (other than Mr. S. Marcus), as well as other employees. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in fiscal 2007. The amounts set forth below should not be added to amounts set forth in the Summary Compensation Table.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of Option	Grant Date Fair Value of
		Threshold	Target	Maximum (2)	Threshold	Target	Maximum	No. of Shares of Stock or Units	No. of Securities Under-lying Options	Awards	Stock and Option Awards (3)

Mr. S. Marcus		0	$522,000	--	--	--	--	--	--	--	--
Mr. Neis	7/31/06	--	--	--	--	--	--	--	15,000	$19.74	$128,813
	8/15/06	--	--	--	--	--	--	7,500	--	--	151,950
		0	82,250	--	--	--	--	--	--	--	--
Mr. Olson	7/31/06	--	--	--	--	--	--	--	15,000	$19.74	128,813
	8/15/06	--	--	--	--	--	--	7,500	--	--	151,950
		0	159,750	--	--	--	--	--	--	--	--
Mr. Otto	7/31/06	--	--	--	--	--	--	--	15,000	$19.74	128,813
	8/15/06	--	--	--	--	--	--	7,500	--	--	151,950
		0	110,000	--	--	--	--	--	--	--	--
Mr. Kissinger	7/31/06	--	--	--	--	--	--	--	15,000	$19.74	128,813
	8/15/06	--	--	--	--	--	--	7,500	--	--	151,950
		0	89,250	--	--	--	--	--	--	--	--
Mr. G. Marcus	7/31/06	--	--	--	--	--	--	--	15,000	$19.74	128,813
	8/15/06	--	--	--	--	--	--	7,500	--	--	151,950
		0	98,000	--	--	--	--	--	--	--	--

(1)	Our equity award granting practices are described above in the CD&A.
(2)	For fiscal 2007, there was no maximum award under our incentive bonus plan. For fiscal 2008, maximum awards will be limited to 200% of the named executive officer’s target award.
(3)	The full grant date fair value of each equity award calculated in accordance with FAS 123R.

        The above amounts of non-equity incentive plan (i.e. cash bonus) awards under our incentive plan were determined pursuant to our achievement in fiscal 2007 of the specific performance targets described above in the CD&A. The number of stock options and restricted shares granted to our named executive officers were also determined as described above in the CD&A.

        The restricted shares awarded to Messrs. Neis, Olson, Otto, Kissinger and G. Marcus were valued based on a grant price of $20.26. The shares vest 50% on the third anniversary of the date of grant and 100% on the fifth anniversary of the date of grant or upon retirement.

        Outstanding Equity Awards at Year-end

        The following table sets forth information on outstanding stock option and restricted share awards held by our named executive officers at May 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested (1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. S. Marcus	N/A	--		--	--	--	--		--	--	--
	--	--		--	--	--	--		--	--	--
Mr. Neis	7,129	--		--	$8.64	06/30/2009	--		--	--	--
	21,387	--		--	8.02	06/28/2010	--		--	--	--
	21,387	--		--	9.85	07/12/2011	--		--	--	--
	11,407	2,851	(2)	--	10.91	07/11/2012	--		--	--	--
	6,416	4,277	(3)	--	10.25	09/08/2013	--		--	--	--
	4,277	6,416	(4)	--	12.73	08/18/2014	--		--	--	--
	--	14,258	(5)	--	14.07	10/06/2015	--		--	--	--
	--	15,000	(6)	--	19.74	07/31/2016	--		--	--	--
	--	--		--	--	--	3,750	(7)	$87,638	--	--
	--	--		--	--	--	1,250	(8)	29,213	--	--
	--	--		--	--	--	1,250	(9)	29,213	--	--
	--	--		--	--	--	7,500	(10)	175,275	--	--
Mr. Olson	14,257	--		--	9.85	07/12/2011	--		--	--	--
	5,704	5,703	(11)	--	10.91	07/11/2012	--		--	--	--
	2,852	5,703	(12)	--	10.25	09/08/2013	--		--	--	--
	5,703	8,555	(13)	--	12.73	08/18/2014	--		--	--	--
	--	14,258	(14)	--	14.07	10/06/2015	--		--	--	--
	--	15,000	(6)	--	19.74	07/31/2016	--		--	--	--
	--	--		--	--	--	5,625	(15)	131,456	--	--
	--	--		--	--	--	7,500	(10)	175,275	--	--
Mr. Otto	--	5,703	(11)	--	10.91	07/11/2012	--		--	--	--
	--	5,703	(12)	--	10.25	09/08/2013	--		--	--	--
	5,703	8,555	(13)	--	12.73	08/18/2014	--		--	--	--
	--	14,258	(14)	--	14.07	10/06/2015	--		--	--	--
	--	15,000	(6)	--	19.74	07/31/2016	--		--	--	--
	--	--		--	--	--	5,625	(15)	131,456	--	--
	--	--		--	--	--	7,500	(10)	175,275	--	--
Mr. Kissinger	7,129	--		--	8.64	06/30/2009	--		--	--	--
	21,387	--		--	8.02	06/28/2010	--		--	--	--
	21,387	--		--	9.85	07/12/2011	--		--	--	--
	11,407	2,851	(2)	--	10.91	07/11/2012	--		--	--	--
	6,416	4,277	(3)	--	10.25	09/08/2013	--		--	--	--
	4,277	6,416	(4)	--	12.73	08/18/2014	--		--	--	--
	--	14,258	(5)	--	14.07	10/06/2015	--		--	--	--
	--	15,000	(6)	--	19.74	07/31/2016	--		--	--	--
	--	--		--	--	--	3,750	(7)	87,638	--	--
	--	--		--	--	--	1,850	(16)	43,235	--	--
	--	--		--	--	--	1,850	(17)	43,235	--	--
	--	--		--	--	--	7,500	(10)	175,275	--

	Option Awards					Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested (1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Mr. G. Marcus	2,139	--		--	11.57	06/26/2007	--		--	--	--
	2,139	--		--	11.89	06/25/2008	--		--	--	--
	4,990	--		--	8.64	06/30/2009	--		--	--	--
	21,387	--		--	8.02	06/28/2010	--		--	--	--
	28,516	7,129	(18)	--	10.91	07/11/2012	--		--	--	--
	6,416	4,277	(3)	--	10.25	09/08/2013	--		--	--	--
	4,278	6,416	(19)	--	12.73	08/18/2014	--		--	--	--
	--	14,258	(14)	--	14.07	10/06/2015	--		--	--	--
	--	15,000	(6)	--	19.74	07/31/2016	--		--	--	--
	--	--		--	--	--	5,625	(15)	131,456	--	--
	--	--		--	--	--	3,150	(20)	73,616	--	--
	--	--		--	--	--	3,150	(21)	73,616	--	--
	--	--		--	--	--	7,500	(10)	175,275	--	--

(1)	Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Stock as of May 31, 2007 of $23.37.
(2)	2,851 options vested on July 11, 2007.
(3)	2,138 options vested on September 8, 2007 and 2,139 options will vest on September 8, 2008.
(4)	2,139 options vested on August 18, 2007, 2,139 options will vest on August 18, 2008, and 2,138 options will vest on August 18, 2009.
(5)	5,703 options will vest on October 6, 2007, 2,852 options will vest on each of October 6, 2008 and October 6, 2009, and 2,851 options will vest on October 6, 2010.
(6)	6,000 options will vest on July 31, 2008 and 3,000 options will vest on each of July 31, 2009, July 31, 2010 and July 31, 2011.
(7)	1,250 shares of restricted stock will vest on each of September 8, 2008 and September 8, 2013, and any shares remaining will vest upon retirement, permanent disability or death.
(8)	312 shares of restricted stock will vest on each of December 3, 2007, December 3, 2009 and December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.
(9)	312 shares of restricted stock will vest on each of August 31, 2008, August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.
(10)	3,750 shares of restricted stock will vest on each of August 15, 2009 and August 15, 2011.
(11)	5,703 options vested on July 11, 2007.
(12)	2,852 options vested on September 8, 2007 and 2,851 options will vest on September 8, 2008.
(13)	2,852 options vested on August 18, 2007, 2,852 options will vest on August 18, 2008, and 2,851 options will vest on August 18, 2009.
(14)	5,703 options will vest on October 6, 2007, 2,852 options will vest on October 6, 2008, 2,851 options will vest on October 6, 2009, and 2,852 options will vest on October 6, 2010.
(15)	1,875 shares of restricted stock will vest on each of September 8, 2008 and September 8, 2013, and any shares remaining will vest upon retirement, permanent disability or death.
(16)	462 shares of restricted stock will vest on each of December 3, 2007, December 3, 2009 and December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.
(17)	462 shares of restricted stock will vest on each of August 31, 2008, August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.
(18)	7,129 options vested on July 11, 2007.
(19)	2,138 options vested on August 18, 2007 and 2,139 options will vest on each of August 18, 2008 and August 18, 2009.
(20)	787 shares of restricted stock will vest on each of December 3, 2007, December 3, 2009 and December 3, 2014, and any shares remaining shares will vest upon retirement, permanent disability or death.

(21)	787 shares of restricted stock will vest on each of August 31, 2008, August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.

Option Exercises and Restricted Stock Vested

        The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during fiscal 2007 for each of our named executive officers on an aggregated basis. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise (1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares (2)
Mr. S. Marcus	N/A	--	N/A	--
Mr. Neis	--	--	1,250	$ 25,650
Mr. Olson	--	--	1,875	38,475
Mr. Otto	54,893	$700,867	1,875	38,475
Mr. Kissinger	--	--	1,250	25,650
Mr. G. Marcus	2,139	13,288	1,875	38,475

(1)	Reflects the amount calculated by multiplying the number of shares received upon exercise of options by the difference between the closing price of our Common Stock on the exercise date and the exercise price of the exercised options.

(2)	Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Stock on the date the restricted shares vested.

Pension Benefits

        The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under our Supplemental Plan as of May 31, 2007, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Mr. S. Marcus	Supplemental Plan	45	$3,283,000	--
Mr. Neis	Supplemental Plan	21	120,000	--
Mr. Olson	Supplemental Plan	33	1,324,000	--
Mr. Otto	Supplemental Plan	13	153,000	--
Mr. Kissinger	Supplemental Plan	13	37,000	--
Mr. G. Marcus	Supplemental Plan	15	61,000	--

        Our Supplemental Plan benefits payable to Messrs. S. Marcus, Neis, Olson, Otto, Kissinger and G. Marcus are determined under the formula illustrated above in the CD&A. Covered compensation for purposes of the Supplemental Plan consists of salary, bonus and non-equity incentive compensation. As of May 31, 2007, the estimated annual benefits payable under the Supplemental Plan at normal retirement age to Messrs. S. Marcus, Neis, Olson, Otto, Kissinger and G. Marcus were $375,000, $28,000, $192,000 $31,000, $7,000 and $20,000, respectively.

Nonqualified Deferred Compensation

        The following table sets forth annual executive and Company contributions under our Deferred Compensation Plan, as well each named executive officer’s withdrawals, earnings and year end balances in those plans. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Executive Contributions in Fiscal 2007	Company Contributions in Fiscal 2007	Aggregate Earnings in Fiscal 2007	Aggregate Withdrawals/ Distributions In Fiscal 2007(1)	Aggregate Balance at May 31, 2007
Mr. S. Marcus	$ --	$ --	$59,365	$89,126	$693,933
Mr. Neis	2,062	--	261	5,943	136
Mr. Olson	9,012	--	19,465	66,858	226,357
Mr. Otto	7,474	--	3,351	9,438	39,921
Mr. Kissinger	36,539	--	19,862	4,319	264,972
Mr. G. Marcus	--	--	--	--	--

(1)	The numbers in this column for Mr. Otto and Mr. Kissinger represent withdrawals for roll-over to our Pension Plus Plan. $4,936 of the number in this column for Mr. Neis represents withdrawals for roll-over to our Pension Plus Plan.

Disclosure Regarding Termination and Change in Control Provisions

        We do not provide our executives with individual employment, severance or change-in-control agreements, other than the benefit plans otherwise described above in the CD&A and our standard policies generally applicable to all salaried employees. Generally, the vesting period for our stock option grants and restricted stock awards will be accelerated upon normal retirement or death. Our Compensation Committee has discretion to accelerate the vesting of such grants and awards upon a potential future change-in-control of our company.

Non-Employee Director Compensation

        The following table sets forth information regarding the compensation received by each of our non-employee directors during fiscal 2007. Our other directors are named executive officers and receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Diane Marcus	$22,500	$12,028	$5,671	--	--	$34,400	$74,599
Gershowitz
Daniel F. McKeithan,	29,250	12,028	5,671	--	--	--	46,949
Jr.
Allan H. Selig	24,000	12,028	5,671	--	--	--	41,699
Timothy E. Hoeksema	27,000	12,028	5,671	--	--	--	44,699
Philip L. Milstein	27,750	12,028	5,671	--	--	--	45,449
Bronson J. Haase	26,750	12,028	5,671	--	--	--	44,449
James D. Ericson	25,250	12,028	5,671	--	--	--	42,949

(1)	The dollar amount recognized for financial statement purposes computed in accordance with FAS 123R.
(2)	The amount of $34,400 included for Diane Marcus Gershowitz represents imputed income on split-dollar life insurance premiums paid by us.

        In fiscal 2007, each non-employee director received: (1) an annual retainer fee of $10,000 in cash; (2) 509 Common Shares; (3) $2,500 for each board meeting attended; (4) $750 for each board committee meeting attended (or $1,000 per committee meeting attended if that person served as the committee’s chairperson), except that each member of the Audit Committee received $1,000 per committee meeting attended, and the chairman of the Audit Committee received $1,500 per committee meeting attended; and (5) an option to purchase 500 Common Shares at the end of our fiscal year. In addition, each non-employee director received an option to purchase 1,000 Common Shares upon his or her initial appointment or election to the board of directors under the option plan in effect at the time of such initial appointment. The exercise price of options granted to non-employee directors is equal to 100% of the fair market value of the Common Shares on the date of grant. At the end of our fiscal 2007, on May 31, 2007, each non-employee director received his or her annual automatic option grant to purchase 500 shares of Common Shares at an exercise price of $23.37 per share. All options granted to our non-employee directors have a term of ten years and are fully vested and exercisable immediately after grant.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussion, has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Timothy E. Hoeksema Bronson J. Haase Daniel F. McKeithan, Jr. Philip L. Milstein

AUDIT COMMITTEE REPORT

To the Board of Directors of The Marcus Corporation

        Each of the undersigned Audit Committee members: (1) served on the Audit Committee during the Company’s entire fiscal year ended May 31, 2007; (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC; and (3) is an “audit committee financial expert,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at www.marcuscorp.com.

        Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. We have also relied on the representations of Ernst & Young LLP included in its report on the Company’s fiscal 2007 financial statements. Our discussions with management and Ernst & Young LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Ernst & Young LLP is in fact “independent.”

        Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended May 31, 2007 with management and has discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company and considered the compatibility of Ernst & Young LLP’s provision of non-audit services with its independence.

        Our Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

        In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended May 31, 2007 for filing with the SEC.

        This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee: Daniel F. McKeithan, Jr., Chairman Philip L. Milstein James D. Ericson

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS

        On July 18, 2007, our Board adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director, any immediate family members of those individuals, and any holders of more than 5% of our Common Stock or Class B Common Stock; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

        Each of our executive officers, directors and nominees for director is required to disclose to our Corporate Governance and Nominating Committee certain information relating to related person transactions for review, approval or ratification by the Committee. Disclosure to the Committee should occur before, if possible, or as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The decision of the Committee whether or not to approve or ratify a related person transaction is to be made in light of the Committee’s determination of whether the transaction is in our best interests and/or whether the transaction is on terms at least as favorable as could be obtained from a non-affiliated third party. Any related person transaction must be disclosed to our Audit Committee and to our full Board.

        Pursuant to these new policies and procedures, our Corporate Governance and Nominating Committee ratified the following ongoing related person transactions:

        As in prior years, during our 2007 fiscal year, we leased automobiles from Selig Executive Leasing Co., Inc. Aggregate lease payments from the lease of approximately 62 vehicles were $259,000 in our fiscal 2007. As in past years, virtually all of these lease payments represent reimbursement of actual costs incurred by Selig Executive Leasing to purchase and finance the vehicles, with Selig Executive Leasing retaining less than $20,000 as an administrative fee. Allan H. Selig, one of our directors, is the president, chief executive officer and sole shareholder of Selig Executive Leasing.

        On September 1, 2006, we entered into an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, our chairman, president and chief executive officer, including Gregory S. Marcus, our senior vice president of corporate development. Marcus Investments intends to invest in various potential businesses which do not compete, directly or indirectly, with our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we from time to time provide various administrative support services, legal services, payroll services and related equipment to Marcus Investments in support of its business. Such services are provided solely at our discretion so that the performance of these services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments pays us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. In fiscal 2007, Marcus Investments made aggregate payments to us of $117,000, of which less than $15,000 was for the provision of the aforementioned services. The remaining payments received represented reimbursement of payroll related costs for Marcus Investments associates paid using our payroll service. The agreement is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee, which amended and re-approved the agreement in July 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, we believe that the directors and executive officers of the Company have complied with the requirements for fiscal 2007, except that certain Form 4s for Gregory S. Marcus, Thomas F. Kissinger and Philip L. Milstein were inadvertently filed late. In making the above statements, we have relied upon the representations of the persons involved and on copies of their reports filed with the SEC.

OTHER MATTERS

        Ernst & Young LLP acted as our independent auditors during fiscal 2007 and was appointed to act as our independent auditors for fiscal 2008. Ernst & Young’s fees for the most recent two fiscal years are summarized in the following table:

	2007	2006
Audit Fees	$428,300	$414,290
Audit-Related Fees(1)	17,500	2,500
Tax Fees(2)	65,000	15,000
All Other Fees	--	--

Total Fees	$510,800	$431,790

_________________

(1)	Audit-related fees consist of the fees billed for consultation services on various accounting matters.
(2)	Tax fees consist of the fees billed for consultation services on various tax matters.

        Our Audit Committee pre-approves the provision of all auditing and non-audit services by Ernst & Young. During fiscal 2006 and 2007, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.

        As noted in the Audit Committee Report, our Audit Committee has considered whether Ernst & Young’s provision of non-audit services is compatible with its independence. Representatives from Ernst & Young are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions.

        We have filed an Annual Report on Form 10-K with the SEC for fiscal 2007, which ended on May 31, 2007. A copy of the Form 10-K (excluding exhibits) has been provided to each person who was a record or beneficial owner of Common Shares or Class B Shares as of the Record Date and is available on our corporate web site (www.marcuscorp.com). Exhibits to the Form 10-K will be furnished upon payment of the fee described in the list of exhibits accompanying the copy of Form 10-K. Requests for any exhibits to our Form 10-K should be addressed to Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

        Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. The board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

        We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2008 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by May 15, 2008. In addition, a shareholder who otherwise intends to present business at our 2008 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to July 29, 2008, the notice will be considered untimely and we will not be required to present such proposal at the 2008 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2008 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2008 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

        We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors /s/ Thomas F. Kissinger Thomas F. Kissinger Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
September 12, 2007

THE MARCUS CORPORATION 2007 ANNUAL MEETING	Mark Here
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1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01 Stephen H. Marcus 03 Daniel F. McKeithan, Jr. 05 Timothy E. Hoeksema 07 Philip L. Milstein 09 James D. Ericson	02 Diane Marcus Gershowitz 04 Allan H. Selig 06 Bruce J. Olson 08 Bronson J. Haase 10 Gregory S. Marcus				2. Upon such other business as may properly come before the annual meeting or any adjournment thereof in accordance with the best judgment of such proxies.

(Instructions: To withhold authority to vote for any indicated nominee, please mark the box under “For All Except” and write the number of the nominee(s) on the line below.)

_______________________________________________________________

Dated:____________________________, 2007

_______________________________________ Signature

_______________________________________ Signature if held jointly

Please sign exactly as your name appears on your
stock certificate. Joint owners should each sign
personally. A corporation should sign in full
corporate name by a duly authorized officer. When
signing as attorney, executor, administrator,
trustee or guardian, please give full title as such.

« FOLD AND DETACH HERE »

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time, October 15, 2007.

YourInternet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/mcs Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

        If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

PROXY	THE MARCUS CORPORATION	PROXY

PROXY FOR HOLDERS OF COMMON STOCK SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 16, 2007

        The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 16, 2007, at The Marcus Majestic Cinema of Brookfield, 770 North Springdale Road, Brookfield, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

        The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2007 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best Judgment of the proxies named herein.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.
(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

« FOLD AND DETACH HERE »

You can now access your The Marcus Corporation account online.

Access your The Marcus Corporation shareholder account online via Investor ServiceDirect®(ISD).

LaSalle Bank, N.A., Transfer Agent for The Marcus Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.lasalleshareholderservices.com

****TRY IT OUT****

www.lasalleshareholderservices.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

THE MARCUS CORPORATION 2007 ANNUAL MEETING	Mark Here
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE
Please mark your
votes like this in
blue or black ink.

1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01 Stephen H. Marcus 03 Daniel F. McKeithan, Jr. 05 Timothy E. Hoeksema 07 Philip L. Milstein 09 James D. Ericson	02 Diane Marcus Gershowitz 04 Allan H. Selig 06 Bruce J. Olson 08 Bronson J. Haase 10 Gregory S. Marcus				2. Upon such other business as may properly come before the annual meeting or any adjournment thereof in accordance with the best judgment of such proxies.

(Instructions: To withhold authority to vote for any indicated nominee, please mark the box under “For All Except” and write the number of the nominee(s) on the line below.)

_______________________________________________________________

Dated:____________________________, 2007

_______________________________________ Signature

_______________________________________ Signature if held jointly

Please sign exactly as your name appears on your
stock certificate. Joint owners should each sign
personally. A corporation should sign in full
corporate name by a duly authorized officer. When
signing as attorney, executor, administrator,
trustee or guardian, please give full title as such.

« FOLD AND DETACH HERE »

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

PROXY	THE MARCUS CORPORATION	PROXY

PROXY FOR HOLDERS OF COMMON STOCK THROUGH THE MARCUS CORPORATION
PENSION PLUS PLAN SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2007
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 16, 2007

        The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote through The Marcus Corporation Pension Plus Plan at the 2007 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 16, 2007, at The Marcus Majestic Cinema of Brookfield, 770 North Springdale Road, Brookfield, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

        The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2007 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting for the voting of shares held through The Marcus Corporation Pension Plus Plan.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best Judgment of the proxies named herein.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.
(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

« FOLD AND DETACH HERE »

You can now access your The Marcus Corporation account online.

Access your The Marcus Corporation shareholder account online via Investor ServiceDirect®(ISD).

LaSalle Bank, N.A., Transfer Agent for The Marcus Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.lasalleshareholderservices.com

****TRY IT OUT****

www.lasalleshareholderservices.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

THE MARCUS CORPORATION 2007 ANNUAL MEETING	Mark Here
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE
Please mark your
votes like this in
blue or black ink.

1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01 Stephen H. Marcus 03 Daniel F. McKeithan, Jr. 05 Timothy E. Hoeksema 07 Philip L. Milstein 09 James D. Ericson	02 Diane Marcus Gershowitz 04 Allan H. Selig 06 Bruce J. Olson 08 Bronson J. Haase 10 Gregory S. Marcus				2. Upon such other business as may properly come before the annual meeting or any adjournment thereof in accordance with the best judgment of such proxies.

(Instructions: To withhold authority to vote for any indicated nominee, please mark the box under “For All Except” and write the number of the nominee(s) on the line below.)

_______________________________________________________________

Dated:____________________________, 2007

_______________________________________ Signature

_______________________________________ Signature if held jointly

Please sign exactly as your name appears on your
stock certificate. Joint owners should each sign
personally. A corporation should sign in full
corporate name by a duly authorized officer. When
signing as attorney, executor, administrator,
trustee or guardian, please give full title as such.

« FOLD AND DETACH HERE »

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

PROXY	THE MARCUS CORPORATION	PROXY

PROXY FOR HOLDERS OF CLASS B COMMON STOCK SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 16, 2007

        The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Class B Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 16, 2007, at The Marcus Majestic Cinema of Brookfield, 770 North Springdale Road, Brookfield, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

        The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2007 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best Judgment of the proxies named herein.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.
(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

« FOLD AND DETACH HERE »